Exhibit 99.2

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP of Treasury and Investor

Relations, (713) 654-2200

1001 Louisiana St., Suite 2900

Houston, TX 77002

NYSE: SPN

SUPERIOR ENERGY SERVICES FOURTH QUARTER 2019 ACTIVITY UPDATE

Houston, January 6, 2020 – Superior Energy Services, Inc. (“Superior Energy” or the “Company”) (NYSE: SPN) today provided an update on fourth quarter 2019 activity.

The Baker Hughes U.S. land rig count declined by 49 rigs from the week ending October 4, 2019 through the week ending December 27, 2019. This rig count decline is greater than what the Company expected, and the Company believes it is impacting the Company’s industry generally. The industry slowdown will primarily impact the Company’s drilling products and services segment results for the fourth quarter of 2019 and the Company now expects revenue in this segment to decrease by 10% to 15% sequentially, lower than initial expectations of a 5% to 10% decline. Additionally, certain completion tools projects, which were anticipated to occur during the fourth quarter of 2019 have shifted to 2020. The Company now expects its technical solutions segment revenue to be approximately flat sequentially, which is lower than the Company’s initial expectations of as much as a 10% increase.

The indicative trends noted above are based on preliminary data and Superior Energy’s knowledge of trends in its industry affecting industry participants. Superior Energy is in the process of commencing its closing procedures for the year ended December 31, 2019, and Superior Energy’s final audited results may show trends materially different from the ranges and estimates indicated above, including as a result of closing procedures review adjustments, additional analysis of Superior Energy’s actual results and other developments that may arise between the date of this press release and the finalization of Superior Energy’s results for fiscal year 2019.

Also during the fourth quarter of 2019, and as previously announced, on December 10, 2019, Superior Energy discontinued its hydraulic fracturing operations.

About Superior Energy

Superior Energy serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells.

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and variations of such words and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Superior Energy’s Annual Report on Form 10-K for the year ended December 31, 2018, and those set forth from time to time in Superior

Energy’s filings with the Securities and Exchange Commission. Except as required by law, Superior Energy expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

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